CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-174332 on Form N-1A of our reports dated September 25, 2025, relating to the financial statements and financial highlights of First Trust Core Investment Grade ETF, First Trust AAA CMBS ETF (formerly, First Trust Commercial Mortgage Opportunities ETF), and First Trust Structured Credit Income Opportunities ETF, each a series of First Trust Exchange-Traded Fund IV, appearing in Form N-CSR of First Trust Exchange-Traded Fund IV for the year ended July 31, 2025, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “AIFM Directive Disclosures”, “Independent Registered Public Accounting Firm and “Financial Statements” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

November 25, 2025